EXHIBIT 10.2

August 2, 2007

Mr. Jean-Yves Dexmier

[Address]

Re:  Offer of Employment

Dear Jean-Yves:

We are extremely pleased to offer you this opportunity to join Openwave Systems Inc. (“Openwave”) in the position of Advisor on August 2, 2007, and on August 3, 2007 as Chief Financial Officer (CFO). You shall report to Robert Vrij, Chief Executive Office and you will be based in Openwave’s Redwood City location. The following terms and conditions shall apply to your anticipated employment with Openwave.

1. Commencement of Employment with Company.

Your employment will commence on August 2, 2007, or on the first available date following you providing to Company proof of your eligibility to work in the United States. Please note that if we do not receive proof of your eligibility to work in the United States, your employment with the Company will not commence and will be terminated.

2. Base Compensation.

Your annual base salary will be USD $300,000. You will be paid semi-monthly on the 15th and the last working day of each month.

3. Incentive Compensation

You will be eligible for the following incentive compensation:

You shall be eligible for a quarterly incentive cash award from the Company under the Company’s Corporate Incentive Plan (“CIP”), based upon a target for each quarterly period which shall be 100% of your base salary actually earned for the three month performance period (i.e., $75,000) based upon your initial base salary). This amount will be pro-rated for your initial quarterly period. Under the terms of the CIP, your actual annual incentive cash award may be below, at, or above target (up to a maximum of 150% of your target, as pro-rated if applicable) and shall be determined based upon the Company’s achievement level against selected financial and performance objectives. The terms of the CIP, including the financial and performance objectives for the Company, shall be established for each performance period by the Compensation Committee in consultation with the Board of Directors of the Company.

For Q1 and Q2 of FY2008, provided you are continuously employed from the Effective Date until the date on which you are entitled to receive the payment, your target bonus will be guaranteed at the target level stated above. The bonus will be paid no later than 30 days following the end of each performance period.

4. Equity Awards.

Subject to the approval of the Stock Award Committee or the Compensation Committee of the Board of Directors, you will be granted an option to purchase 500,000 shares of Company common stock (the “Option”). The Option shall have an exercise price equal to the fair market value of the Company common stock on the date of grant (which shall be determined in the discretion of the Stock Award Committee or the Compensation Committee). The vesting commencement date shall be your employment commencement date. The shares will vest over four years with a one year cliff, meaning that one fourth of your shares will vest on the first anniversary of your vesting commencement date and the remaining shares will vest monthly thereafter on a ratable basis. Vesting will, of course, depend on your continued employment with Openwave. Any Option granted shall be subject to the terms of the Company’s policies and standard form of agreements.

5. Insurance Plans.

You are also eligible to participate in our comprehensive employee benefit programs. You understand and agree that the Company reserves the right to unilaterally revise the terms of the employee benefit programs.

6. At Will Employment.

You should be aware that your employment with Company is for no specified period and constitutes “at will” employment. As a result, you, and/or the Company, each have the right to terminate the employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company regarding this term. Although your job duties, title, compensation and/or benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in a written amendment to this Agreement signed by you and an applicable officer of the Company.

7. Severance.

If your employment is involuntarily terminated by the Company other than for Cause as defined in Addendum E, you shall transfer to a role of Advisor to the Chief Executive Officer on a part-time basis for a period of 12 months. During this time, you will remain on Openwave payroll and will receive your regular base salary plus your quarterly target CIP payouts. Following the 12 month period, the Company agrees to subsidize your COBRA coverage for a period of 12 months. With the exception of benefits described in a Change of Control Agreement, the benefits described here are in lieu of any other severance benefits, including any benefits under the Company’s Executive Severance Benefit Policy. This paragraph and your participation in this Severance Benefit does not change or alter the at will nature of your employment relationship with the Company.

8. Change of Control/Indemnification Agreements.

Subject to the approval of the Board of Directors of Openwave, you will enter into the Company’s standard Change of Control Agreement for executives, a form of which is attached as Addendum F. You shall also enter into the Company’s standard Indemnification Agreement, a form of which is attached as Addendum G.

9. Components of Agreement.

Incorporated into this Agreement by reference are the following addendums (“Addendums”) and their attachments, each of which is a component of the Agreement.

Addendum A - Employment Requirements

Addendum B - Confidential Information and Inventions Assignment Agreement

Addendum C - Insider Trading Policy

Addendum D - Company Code of Conduct

Addendum E - Definition of Cause

Addendum F - Change of Control Agreement

Addendum G - Indemnification Agreement

Your acceptance of this Agreement represents a unique opportunity for both you and Company to grow and to succeed. We thank you for the commitment you have made to our common vision and look forward to working with you.

Sincerely,

Robert Vrij

I accept the offer of employment and terms stated in this Offer Letter and the accompanying Addendums and attachments.

Accepted:		Date:
[Jean-Yves Dexmier]

Addendum E

DEFINITION OF CAUSE

“Cause” means (i) failure by the Employee to devote sufficient time and effort to the performance of his or her duties; (ii) failure by the Employee to perform one or more duties to the satisfaction of the Company after notice and an opportunity to cure such failure, (iii) repeated unexplained or unjustified absences from the Company; (iv) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company; (v) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (vi) commission of any act of fraud with respect to the Company; or (vii) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Company or the Board of Directors of the Company (the “Board”) for the Employee’s then current position.